Brunswick Corporation Announces Nancy Cooper as New Board Chair

METTAWA, Ill. (October 29, 2020): Brunswick Corporation (NYSE: BC) today announced that the Company’s Board of Directors has elected Nancy Cooper as its new non-executive Board Chair, effective November 1, 2020. Ms. Cooper succeeds Manuel A. Fernandez who has announced his intention to retire after more than 20 years of service to the Company.

Mr. Fernandez joined the Board in 1997 as an independent director and served as lead director prior to becoming non-executive Chair in 2019. Ms. Cooper, who has served as Chair of the Audit Committee and member of the Finance Committee during her seven-year tenure on the Brunswick Board of Directors, will be Brunswick’s first female Board Chair in its 175-year history. As part of its succession process, the Board of Directors also recently elected Reginald Fils-Aime to the Board. Mr. Fils-Aime will join the Board in January 2021, at which time the Board will re-establish its full complement of 10 members.

"I am thankful to have worked with an incredible management team and inspiring group of Board members,” said Mr. Fernandez. “Nancy’s appointment as the new Board Chair is indicative of the strength of our Board and is a result of our rigorous succession planning process. I am confident that Nancy’s experience, coupled with the strength of the Brunswick management team, will continue to position Brunswick to lead the marine industry and I look forward to watching Brunswick’s future success.”

Ms. Cooper was formerly Executive Vice President and Chief Financial Officer of software provider, CA Technologies. Prior to that she served in senior finance roles in several other large, technology-oriented public companies, including IBM. She currently serves on the boards of two other public companies: Aptiv PLC, a leader in vehicle architecture and technology to deliver smarter, safer mobility solutions, where she chairs the Audit Committee and is a member of the Innovation and Technology Committee; and the Mosaic Company.

“I am honored to be elected as the Brunswick Board Chair and thank the entire Board for its vote of confidence,” said Ms. Cooper. “This is an exciting time for Brunswick as we continue to successfully execute on our strategic plan as a marine focused Company. I want to thank Manny for his more than two decades of dedicated service to the Company and his outstanding leadership of our Board.”

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Power Products Integrated Solutions; MotorGuide trolling motors; Attwood, Garelick, and Whale marine parts; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, Freedom Boat Club, NAUTIC-ON. For more information, visit https://www.brunswick.com.